                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                              Vallen Corporation

                                      at

                             $25.00 Net Per Share

                                      by

                           Shield Acquisition Corp.

                    an indirect wholly owned subsidiary of

                                Hagemeyer N.V.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.



   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 14, 1999, BY AND AMONG HAGEMEYER P.P.S. NORTH AMERICA, INC. ("PARENT"), SHIELD ACQUISITION CORP. ("PURCHASER") AND VALLEN CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined herein) a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, constitutes at least two thirds of the Shares outstanding (on a fully diluted basis) on the date Shares are accepted for payment. The Offer is also subject to other terms and conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. See Section 14.

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

   Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

   Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance.

                               ---------------

                     The Dealer Manager for the Offer is:

                           Deutsche Banc Alex. Brown

                         Deutsche Bank Securities Inc.

November 19, 1999

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
 INTRODUCTION............................................................    1

 THE OFFER...............................................................    4
 1.    Terms of the Offer...............................................     4
 2.    Acceptance for Payment and Payment...............................     5
 3.    Procedures for Tendering Shares..................................     6
 4.    Withdrawal Rights................................................     9
 5.    Certain Federal Income Tax Consequences..........................     9
 6.    Price Range of the Shares; Dividends.............................    11
 7.    Effect of the Offer on the Market for the Shares; Nasdaq
       Quotation; Exchange Act Registration; Margin Regulations.........    11
 8.    Certain Information Concerning the Company.......................    12
 9.    Certain Information Concerning Purchaser, Parent and Hagemeyer...    15
 10.   Source and Amount of Funds.......................................    17
 11.   Background of the Offer; Purpose of the Offer and the Merger; The
       Merger Agreement; Certain Other Agreements.......................    17
 12.   Plans for the Company; Other Matters.............................    30
 13.   Dividends and Distributions......................................    33
 14.   Conditions to the Offer..........................................    33
 15.   Certain Legal Matters............................................    34
 16.   Fees and Expenses................................................    37
 17.   Miscellaneous....................................................    38

 SCHEDULE I..............................................................  I-1

To the Holders of Common Stock
of Vallen Corporation:

                                 INTRODUCTION

   Shield Acquisition Corp., a Texas corporation ("Purchaser") and an indirect wholly owned subsidiary of Hagemeyer N.V., a company organized under the laws of the Netherlands ("Hagemeyer"), hereby offers to purchase all outstanding shares of common stock, par value $0.50 per share (the "Shares" or "Common Stock"), of Vallen Corporation, a Texas corporation (the "Company"), at a price of $25.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

   Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all fees and expenses of Deutsche Bank Securities Inc., which is acting as the Dealer Manager for the Offer (in such capacity the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary for the Offer (in such capacity, the "Depositary"), and ChaseMellon Consulting Services, L.L.C., which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 14, 1999 (the "Merger Agreement"), by and among Hagemeyer P.P.S. North America, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Hagemeyer ("Parent"), Purchaser and the Company. Pursuant to the Merger Agreement, as soon as practicable, but in any event no later than two business days, after satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), including the approval of the Merger Agreement by the shareholders of the Company (if and to the extent required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") in accordance with the Texas Business Corporation Act, as amended (the "TBCA"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and (iii) shareholders who properly perfect their dissenters' rights of appraisal under the TBCA) will be converted into the right to receive in cash the same consideration per Share paid under the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Sections 11 and 14.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Salomon Smith Barney Inc. and William Blair & Company, L.L.C., financial advisors to the Company (together, the "Company Financial Advisors"), have delivered to the Company Board separate written opinions, each dated November 14, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in their respective opinions, the $25.00 per Share cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger, taken as a whole, was fair, from a financial point of view, to such holders. Copies of these opinions are attached as exhibits to the Company's

Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to read these opinions carefully.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date (as defined herein) a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, constitutes two thirds of the Shares outstanding (on a fully diluted basis) on the date Shares are accepted for payment (the "Minimum Condition"). The Offer is also subject to other terms and conditions. See
Section 14.

   The Merger Agreement provides that, upon the purchase by Purchaser of at least two thirds of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded down to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company will, at such time, upon the request of Purchaser, promptly take all actions available to the Company to cause such persons designated by Parent to be elected to the Board of Directors, including using its reasonable best efforts to increase the size of the Board of Directors or secure resignations of incumbent directors or both.

   Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the requisite vote of shareholders of the Company, if required by the TBCA. Under the TBCA and pursuant to the Company's Articles of Incorporation, the affirmative vote of the holders of two thirds of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company's shareholders. IF THE MINIMUM CONDITION IS SATISFIED, AS A RESULT OF THE PURCHASE OF SHARES BY PURCHASER PURSUANT TO THE OFFER, PURCHASER AND ITS AFFILIATES WILL OWN AT LEAST TWO THIRDS OF THE OUTSTANDING SHARES AND PURCHASER WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. The Merger Agreement is more fully described in Sections 11 and 14.

   Under Article 5.16 of the TBCA, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that Purchaser acquires at least 90% of the outstanding Shares in the Offer, Purchaser and Parent shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of the shareholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise or may exercise the option described below in order to reach the 90% threshold and to effect a short-form merger. The consideration per Share paid for any Shares acquired in open market purchases may be greater or less than the Offer Price. Parent currently intends to effect a short-form merger of Purchaser into the Company, if permitted to do so under the TBCA. See Section 12.

   In connection with the Merger Agreement, Parent, Purchaser and the Company have entered into an Option Agreement dated as of November 14, 1999 (the "Option Agreement"), pursuant to which the Company granted to Purchaser an irrevocable option to purchase from the Company, at the Offer Price, newly issued Shares in an amount equal to the number of Shares (up to a maximum of 10% of the number of Shares outstanding) that, when added to the number of Shares owned by Purchaser and its affiliates immediately following consummation of the Offer, constitutes 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). The option is exercisable at any time during the two business days following the acceptance for payment by Purchaser of all Shares purchasable pursuant to the Offer (including any extension of the Offer). The Option Agreement is described more fully in Section 11.

   As a condition and an inducement to Parent's entering into the Merger Agreement, Mr. Leonard J. Bruce, Bruce Partners, Ltd., and Bruce Interests (each, a "Shareholder" and collectively, the "Shareholders"), who collectively are the beneficial owners of 4,067,412 Shares (approximately 56% of the total outstanding Shares), concurrently with the execution and delivery of the Merger Agreement have entered into a Shareholders' Agreement dated as of November 14, 1999 (the "Shareholders' Agreement") with Parent and Purchaser pursuant to which they have agreed, among other things, to tender all of their Shares pursuant to the Offer. The Shareholders' Agreement is described more fully in Section 11.

   This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

                                   THE OFFER

1.Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with applicable law and Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, December 17, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any similar provisions of the laws of Canada or Mexico, and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the next paragraph, amend the Offer.

   The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not (and Parent shall cause Purchaser not to) (i) decrease the Offer Price or change the form of the consideration or decrease the number of Shares sought pursuant to the Offer, (ii) change the conditions to the Offer (other than to increase the Offer Price), (iii) impose additional conditions to the Offer, (iv) waive the Minimum Condition, (v) terminate or withdraw the Offer or extend the Expiration Date (except as required by law) beyond the initial Expiration Date, or (vi) amend any term of the Offer in any manner adverse to holders of Shares. Notwithstanding the provisions of the preceding sentence (a) Purchaser may, in its sole discretion, increase the Offer Price and waive any condition to the Offer, other than the Minimum Condition, in whole or in part, (b) the Offer may be extended by Purchaser in connection with an increase in the Offer Price so as to comply with applicable rules and regulations of the Commission, (c) if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied or waived by the scheduled Expiration Date, and if all such conditions are then still reasonably capable of being satisfied prior to the Termination Date (as defined below), Purchaser will extend the Offer for an additional period of ten business days and may, in its discretion, extend the Offer from time to time (each such individual extension not to exceed ten business days) until such conditions are satisfied or waived, but in no event beyond January 31, 2000 (or March 31, 2000 if the only condition remaining unfulfilled at January 31, 2000 is approval by any required governmental entity and Parent and the Company are continuing to seek to obtain such approval) (the "Termination Date"), and (d) the Offer may be extended by Purchaser, in its sole discretion, for one additional period of up to ten business days, but not beyond the Termination Date, if on the expiration date of the Offer (as it may previously have been extended) the conditions of the Offer shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn, together with any Shares beneficially owned by Parent and its affiliates, represents less than 90% of the then issued and outstanding shares of Common Stock on a fully diluted basis.

   The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date.

   Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

   The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.Acceptance for Payment and Payment.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with
Section 4.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

   UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

   Purchaser reserves the right, subject to the terms of the Merger Agreement, to transfer or assign, in whole or in part, from time to time, to one or more of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.Procedures for Tendering Shares.

   Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

   DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

      (1) such tender is made by or through an Eligible Institution;

      (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

      (3) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering shareholder will irrevocably appoint designees of Parent as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after November 14, 1999 (collectively, "Distributions"). All such appointments as attorneys-in-fact and proxies will be considered coupled with an interest in the tendered Shares. Such appointments will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointments, any and all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4.Withdrawal Rights.

   Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 18, 2000.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.Certain Federal Income Tax Consequences.

   The following is a general summary of certain federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the federal income tax consequences to a Holder that, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local, foreign or other tax laws.

   EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE SALE OF ITS SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the consummation of the Offer or the Merger. For federal income tax purposes, net capital gain recognized by individuals (or an estate or certain trusts) from the sale of property held for more than twelve months will generally be taxed at a maximum tax rate of 20%. There are limitations on the deductibility of capital losses.

   Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 31% unless a Holder of Shares (i) provides a correct taxpayer identification number ("TIN") (which, for an individual Holder, is the Holder's social security number) and any other required information, or
(ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's federal income tax liability, provided that the required information is given to the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.Price Range of the Shares; Dividends.

   The Shares are traded on the Nasdaq Stock Market under the symbol "VALN". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq Stock Market.

                                                           Common Stock
                                                           ----------------
                                                            High      Low
                                                           ------    ------
   Year Ended May 31, 1998
    First Quarter......................................... $  19 7/8 $  17 7/8
    Second Quarter........................................    22 3/8    18 3/4
    Third Quarter.........................................    21 1/8    19 7/16
    Fourth Quarter........................................     21        20
   Year Ended May 31, 1999
    First Quarter......................................... $  22 3/4 $  17 1/2
    Second Quarter........................................    20 5/8     17
    Third Quarter.........................................    21 3/4    18 1/2
    Fourth Quarter........................................    18 3/4     14
   Year Ending May 31, 2000
    First Quarter......................................... $  17 1/4   $13 5/8
    Second Quarter (through November 18, 1999)............    24 7/8    13 3/8

   On November 12, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq Stock Market was $19 3/4 per Share. On November 18, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq Stock Market was $24 11/16 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

   The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations.

   Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq Stock Market. In order to satisfy the requirements to maintain inclusion, there must be at least 1.1 million shares publicly held by at least 400 round lot holders, with a market value of at least $15 million and either (1) a market capitalization of $50 million or (2) total assets and total revenue of $50 million each in the Company's most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq Stock Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. The Company's most recent Annual Report on Form 10-K stated that there were approximately 1,350 holders of Shares, including individual participants in certain security position listings. The Company has informed Purchaser that it currently has approximately 325 holders of record of Shares.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding continued qualification for Nasdaq Stock Market quotation, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were to be terminated, the Shares would no longer constitute "margin securities."

8.Certain Information Concerning the Company.

   The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or taken from, or based upon, publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999 and other publicly available reports and documents filed by the Company with the Commission. The summary information set forth below is qualified in its entirety by reference to such documents (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such documents. None of Hagemeyer, Parent, Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are not known to Hagemeyer, Parent, Purchaser, the Dealer Manager or the Information Agent.

   General. The Company was incorporated under the laws of Texas in 1960. According to the Company's 1999 Form 10-K, the Company is in the following business segments: industrial distribution and industrial safety product manufacturing.

   The industrial distribution segment serves commercial, U.S. and local government markets with a wide variety of products and support services involved in maintaining individual worker safety and workplace environment protection, and accounts for 95% of the Company's total sales. The industrial distribution segment consists principally of operating subsidiaries, Vallen Safety Supply Company, All Supplies, Inc. and Vallen Safety Supply Company, Ltd., a Canadian corporation. Also included in this segment are operations of three 50% owned affiliates: Proveedora de Seguridad Industrial del Golfo, S.A., a Mexican company that distributes safety products and support services throughout Mexico; Century Sales & Service Limited, an Edmonton, Alberta based Canadian corporation that distributes mill supply industrial hardware and safety equipment; and Vallen-Acetogen Safety Chile, S.A., a Chilean corporation formed in December 1998 that distributes safety equipment products into commercial markets from its Santiago base. The Company reports having 162 operating locations, owned either through wholly owned subsidiaries or through joint ventures, for its industrial distribution segment.

   The industrial safety products manufacturing segment, through the Company's Encon Safety Products, Inc. subsidiary, manufactures industrial safety equipment and non-prescription optical quality eyewear, which are marketed through the Company's industrial distribution outlets and other unaffiliated distributors.

   The Company's principal offices are located at 13333 Northwest Freeway, Houston, Texas 77040 and its telephone number at such address is (713) 462-8700.

   Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1999, each as filed with the Commission pursuant to the Exchange Act.

   More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                      VALLEN CORPORATION AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                In thousands (except per share and ratio data)

                                      Three Months
                                    Ended August 31,  Fiscal Year Ended May 31,
                                    ----------------- --------------------------
                                      1999     1998     1999     1998     1997
                                    -------- -------- -------- -------- --------
Net sales.........................  $ 70,679 $ 72,936 $306,118 $294,863 $257,786
Net earnings......................  $  1,074 $  1,833 $  7,346 $ 10,235 $  8,764
Diluted earnings per common
 share............................  $   0.15 $   0.26 $   1.01 $   1.39 $   1.19
FINANCIAL POSITION AT THE END OF
 PERIOD
 Total assets.....................  $140,846 $134,594 $142,980 $136,569 $117,402
 Net working capital..............  $ 82,799 $ 79,821 $ 85,277 $ 78,691 $ 63,552
 Current asset ratio..............     5.5:1    5.7:1    5.4:1    4.7:1    5.3:1
 Total debt.......................  $ 16,772 $ 14,935 $ 16,790 $ 13,631 $ 10,968
 Debt-to-equity ratio.............    0.16:1   0.15:1   0.16:1   0.14:1   0.12:1
SHAREHOLDERS' EQUITY AT THE END OF
 PERIOD
 Shareholders' equity.............  $108,144 $101,993 $106,887 $100,870 $ 91,339
 Weighted average number of common
  shares outstanding--diluted.....     7,237    7,325    7,290    7,365    7,335
 Book value per share.............  $  14.94 $  13.92 $  14.66 $  13.70 $  12.45

   Company Projections. To the knowledge of Hagemeyer, Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 11, the Company furnished Parent with certain financial projections which Parent and Purchaser believe are not publicly available. Neither Parent nor Purchaser has verified the accuracy of such financial projections.

   It is the understanding of Parent and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and Purchaser.

   These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Hagemeyer, Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Hagemeyer, Parent or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Hagemeyer, Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Hagemeyer, Parent, Purchaser, the Company or any of their respective affiliates or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of Hagemeyer, Parent, Purchaser, the Company or any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   The following is an overview of the financial projections of the Company's operations for the fiscal years ending May 31, 2000 through May 31, 2002:

                  SUMMARY FINANCIAL PROJECTIONS 2000-2002(1)
                     In thousands (except per share data)

                                                   Fiscal Year Ending May 31,
                                                   ----------------------------
                                                     2000      2001      2002
                                                   --------  --------  --------
Net sales......................................... $386,999  $465,374  $557,022
Cost of goods sold(2).............................  284,167   330,610   384,613
                                                   --------  --------  --------
 Gross profit.....................................  102,833   134,764   172,410
Selling, general and administrative(2)............   79,480   100,497   126,296
Other operating expenses/(Inc.)(3)................     (549)   (1,210)     (904)
                                                   --------  --------  --------
 EBITDA...........................................   23,901    35,478    47,018
Depreciation and amortization.....................    4,764     6,660     8,557
                                                   --------  --------  --------
 EBIT.............................................   19,138    28,818    38,461
(Income) from Unconsolidated Affiliates...........      --        --        --
Net interest expense (income).....................    1,319     3,381     4,410
                                                   --------  --------  --------
 Pretax income....................................   17,819    25,437    34,052
Income taxes......................................    5,767     8,695    12,255
Minority interest.................................       46       --        --
                                                   --------  --------  --------
 Net income before extraordinary items............ $ 12,006  $ 16,742  $ 21,797
Other (gains) losses, net.........................     (255)      --        --
                                                   --------  --------  --------
 Net income after extraordinary items............. $ 12,261  $ 16,742  $ 21,797
                                                   ========  ========  ========
Diluted earnings per share........................ $   1.65  $   2.30  $   2.99
Diluted shares outstanding........................    7,290     7,290     7,290

--------
(1) Figures adjusted to reflect the Company's 50% ownership in unconsolidated subsidiaries.
(2) Excludes depreciation and amortization.
(3) Excludes nonrecurring items, net of taxes, of $255 for Canadian 50% owned subsidiary in 2000.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are also obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9.Certain Information Concerning Purchaser, Parent and Hagemeyer.

   General. Purchaser is a newly formed Texas corporation and is a wholly owned subsidiary of Parent, which in turn is an indirect wholly owned subsidiary of Hagemeyer. Purchaser was organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Shares are purchased pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

   Parent is a Delaware corporation and an indirect wholly owned subsidiary of Hagemeyer. Parent was recently organized and, although it does not currently carry on any significant operating activities, it is intended that it will hold Hagemeyer's professional products and services interests in the United States.

   The principal offices of Purchaser and Parent are located at 100 Galleria Parkway, Suite 1120, Atlanta, Georgia 30339. The telephone number of Purchaser and Parent at such location is (770) 541-6151.

   Hagemeyer is a company organized under the laws of the Netherlands. Hagemeyer is an international marketing and distribution company with operations in Europe, North America and the Asia-Pacific region. The Hagemeyer group operates in over sixty countries and has approximately 22,000 employees worldwide. Its shares are listed on the stock exchange in Amsterdam and form part of the AEX index. Hagemeyer has unconditionally guaranteed all obligations of Parent and Purchaser under the Merger Agreement. See Section 11.

   The principal offices of Hagemeyer are located at Rijksweg 69, 1410 AC Naarden, the Netherlands. The telephone number of Hagemeyer at such location is 011-31-35-695-76-11.

   Except as set forth in this Offer to Purchase, none of Purchaser, Parent nor Hagemeyer has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of Purchaser, Parent or Hagemeyer, any of their respective affiliates, nor, to the best knowledge of Purchaser, Parent or Hagemeyer, any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent or Hagemeyer, any of their respective affiliates or, to the best knowledge of Purchaser, Parent or Hagemeyer, any of the persons listed on Schedule I and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

   Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Hagemeyer, Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, including this Offer to Purchase and the Merger Agreement ( the "Schedule 14D-1"), which provides certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, are available for inspection and copies are obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information are obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's website at http://www.sec.gov.

10.Source and Amount of Funds.

   The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and pay the fees and expenses of the Offer and the Merger expected to be incurred by Parent, is estimated to be approximately $188 million. Purchaser will obtain all such funds from Parent, either directly or indirectly, in the form of capital contributions and/or loans from Hagemeyer and/or its affiliates. Hagemeyer expects to fund the capital contributions and/or loans to Parent and Purchaser through available cash and borrowings in the ordinary course under existing credit facilities.

11. Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement; Certain Other Agreements.

   Background of the Offer. The first contacts between Hagemeyer and the Company occurred during September and October 1999, when Hagemeyer, through Deutsche Bank Securities Inc., its financial advisor, had various contacts with the Company and Salomon Smith Barney Inc. ("Salomon Smith Barney"), one of the Company's two financial advisors (Salomon Smith Barney together with William Blair & Company, L.L.C., the Company's other financial advisor, the "Company Financial Advisors") to assess the possibility of an acquisition of the Company. Following these contacts, Hagemeyer and the Company entered into a confidentiality agreement and, on September 15, 1999, Hagemeyer and its representatives received copies of a Confidential Memorandum describing the Company and its operations.

   On September 23, 1999, Hagemeyer executives and representatives of Deutsche Bank Securities Inc. met with the Company to receive a presentation by Company management and reviewed certain information about the Company and its operations.

   On October 11, 1999, the deadline set by the Company for receipt of preliminary indication of interests from parties interested in acquiring the Company, Hagemeyer submitted its non-binding indication of interest to acquire the Company at a price of $22.00 per Share in cash.

   Following discussions with the Company Financial Advisors concerning a possible transaction, on October 15, 1999, Hagemeyer indicated to the Company that it would be willing to increase the consideration to be paid to the Company shareholders to $24.00 per share.

   On October 20, 21 and 22, representatives of Hagemeyer, and its legal counsel, independent accountants and financial advisors, reviewed due diligence materials made available by the Company in a data room at the offices of the Company's legal counsel.

   On November 4, 1999, Hagemeyer's Supervisory Board authorized Hagemeyer's management to continue negotiations with the Company and, if those negotiations were successful on terms acceptable to Hagemeyer management, to enter into a definitive agreement for the acquisition of the Company by a cash tender offer.

   On November 4, 1999, Hagemeyer informed the Company that it had substantially completed its due diligence investigation of the Company's operations and indicated that it would consider increasing the consideration to $25.00 per Share if the Company would facilitate closing the transaction as soon as practicable and, if at all possible, prior to the end of the year.

   On November 8, 1999, the Company's legal counsel delivered a draft of the proposed Merger Agreement and related transaction documents to Hagemeyer and its advisors.

   On November 10, 1999, Hagemeyer's legal counsel provided initial comments to the draft Merger Agreement and related transaction documents.

   On November 12, 1999, Hagemeyer's financial advisors and legal counsel met with representatives of the Company's legal counsel and Company Financial Advisors to discuss and negotiate the terms of the Merger Agreement and related transaction documents.

   On November 14, 1999, representatives of Hagemeyer and the Company finalized the Merger Agreement and related transaction documents on terms that the Company's representatives considered satisfactory to present to the Company Board for consideration. The Company Board approved the Merger Agreement and the related transaction documents, which were executed and delivered by the parties shortly after the meeting.

   On November 15th, prior to commencement of trading of the Shares on the Nasdaq Stock Market, the Company and Parent issued a joint public announcement of the execution of the Merger Agreement and related documents and of the terms of the Offer and the Merger.

   Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Hagemeyer, through Parent, to acquire control of, and the entire equity interest in, the Company. In the Merger Agreement, Purchaser and the Company have agreed to effect the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following consummation of the Offer. Set forth below is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-
1. Such Exhibit should be available for inspection and copies should be obtainable, in the manner set forth in Section 9 (except that it will not be available at the regional offices of the Commission). The following summary is qualified in its entirety by reference to the Merger Agreement.

   Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory dissenters' rights of appraisal under the TBCA. See Section 12. Similarly, after selling their Shares in the Offer, or subsequent to the Merger, shareholders of the Company will not bear the risk of any decrease in the value of the Company.

   The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at $25.00 per Share, a price that represents a significant premium over the recent historical market prices of the Shares.

   The Merger Agreement. The following summary of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Shareholders of the Company are urged to read the Merger Agreement in its entirety.

  The Offer

   The Merger Agreement provides for the commencement of the Offer as promptly as practicable after November 14, 1999, but in no event later than November 19, 1999. The Merger Agreement also provides that the obligation of Purchaser to accept for payment, and to pay for, Shares tendered pursuant to the Offer is subject to the conditions set forth in Section 14. Pursuant to the Merger Agreement, Purchaser generally has the right to waive any condition to the Offer and to make any change in the terms or conditions of the Offer. However, Purchaser may not, without the prior written consent of the Company: waive the Minimum Condition; decrease the price per Share, change the form of the consideration or decrease the number of Shares sought in the Offer; change the conditions to the Offer, impose additional conditions to the Offer, terminate or withdraw the Offer, or extend the expiration date of the Offer (except as required by law, or as required or permitted by the Merger Agreement provisions described below) beyond the initial Expiration Date; or amend any terms of the Offer in any manner adverse to the holders of shares of Common Stock.

   Notwithstanding the provisions of the preceding paragraph, without the consent of the Company: (i) Purchaser may increase the Offer Price and waive any condition to the Offer (other than the Minimum Condition); (ii) Purchaser may extend the Offer for any period required by any rule, regulation or interpretation of the Commission or any period required by applicable law; and (iii) if any of the conditions of the Offer has not been satisfied or waived and all such conditions of the Offer are still reasonably capable of being satisfied prior to the Termination Date, Purchaser must extend the Offer for one additional period of ten (10) business days, and may at its discretion extend the Offer from time to time until such conditions are satisfied or waived, but in no event beyond the Termination Date. For purposes of the Merger Agreement, the term "Termination Date" means January 31, 2000 (or March 31, 2000 if the only condition remaining unfulfilled at January 31, 2000 is approval by any required Governmental Entity and Parent and the Company are continuing to seek such approval).

   For purposes of the Merger Agreement, "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

   Furthermore, the Offer may be extended by Purchaser, in its sole discretion, for one additional period of up to ten business days, but not beyond the Termination Date, if on the expiration date of the Offer the conditions of the Offer set forth in Section 14 have been satisfied or earlier waived, except that the number of Shares that have been validly tendered and not withdrawn, together with any Shares beneficially owned by Parent and its affiliates, represents less than 90% of the then issued and outstanding Shares on a fully diluted basis.

   Subject only to satisfaction or waiver of the conditions to the Offer set forth in Section 14, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Parent has agreed to provide or cause to be provided to Purchaser on a timely basis all funds necessary to accept for payment and pay for all Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer.

  The Merger

   The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Purchaser will be merged with and into the Company in accordance with the TBCA. As a result of the Merger, the separate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares held in the treasury of the Company or its direct or indirect wholly owned subsidiaries or shares as to which dissenters' rights of appraisal have been exercised) will be converted into the right to receive the Merger Consideration. See Section 12 "Plans for the Company; Other Matters--Other Matters--Appraisal Rights of Shareholders Dissenting from the Merger" for information regarding procedures available to shareholders to dissent from the Merger under the TBCA.

   The Merger Agreement provides that the Company will, if required by applicable law, call and hold a special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of approving the Merger contemplated thereby and prepare and file with the Commission under the Exchange Act a proxy statement with respect to the meeting of shareholders. The Company has agreed in the Merger Agreement to use its best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff, and to keep Parent informed of all its correspondence with the Commission with respect to the Proxy Statement. Pursuant to the Merger Agreement, the Company through its Boards of Directors, will recommend to its shareholders that the Merger Agreement be approved.

   The Merger Agreement also provides that if Purchaser acquires in the Offer a number of shares of Common Stock that, together with any shares beneficially owned by Parent and its affiliates, represents at least 90% of the outstanding Common Stock, no solicitation of proxies will be undertaken and the parties will instead take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders in accordance with Article 5.16 of the TBCA.

  Stock Options; Restricted Stock; Employee Stock Purchase Plan

   Immediately prior to the Effective Time, each then outstanding and exercisable option to purchase shares of Common Stock (other than options granted under the Company's Employee Stock Purchase Plan, a "Company Option") is to be canceled by the Company and in consideration of such cancellation, the Company will pay to the holders of Company Options an amount in respect thereof equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of Common Stock subject to the unexercised portion of such Company Option immediately prior to its cancellation and (B) the number of shares of Common Stock subject to the unexercised portion of such Company Option immediately prior to its cancellation. Each payment will be less any required withholding taxes and without interest. The Company has agreed to use its commercially reasonable best efforts to obtain the consent of each holder of Company Options to such cancellation if such consent is required under the terms thereof.

   Immediately prior to the Effective Time, each outstanding share of restricted stock that is not vested will be canceled by the Company without any consideration whatsoever. Except as otherwise agreed to by the Company and Parent, the Company will use its reasonable best efforts to ensure that (i) all plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its subsidiaries terminate as of the Effective Time (including the Employee Stock Purchase Plan). Prior to the consummation of the Offer, the Company has agreed, if necessary, to amend the terms of the applicable plans, programs and arrangements to give effect to these provisions.

   The Company Board has terminated the Company's Employee Stock Purchase Plan effective November 15, 1999 but subject to consummation of the Offer, and no further contributions to purchase Shares or issuances of Shares under the Employee Stock Purchase Plan will be permitted. Each participant in the Employee Stock Purchase Plan will, in consideration for the termination of the right to purchase Shares thereunder, receive upon consummation of the Offer (or as soon as practicable thereafter) from the Company in lieu of each Share that could have been purchased under the Employee Stock Purchase Plan had the then applicable Plan Year (as defined in the Employee Stock Purchase Plan) ended on the date of consummation of the Merger, an amount in cash equal to the difference between the Merger Consideration and the Issue Price (as defined in the Employee Stock Purchase Plan) determined with reference to the first business day of the applicable Plan Year (as defined in the Employee Stock Purchase Plan), to the extent such difference is a positive number. All funds contributed to the Employee Stock Purchase Plan which have not been used to purchase Common Stock as of the termination date will be returned, in cash, without interest, to participants of the Employee Stock Purchase Plan.

  Representations and Warranties

   The Merger Agreement contains various customary representations and warranties of the parties. Among these are representations and warranties: (i) by the Company, Parent and Purchaser as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in the Commission filings related to the Offer and the Merger, finders' fees, and non-contravention; (ii) by the Company as to its subsidiaries, compliance with laws, capitalization, the accuracy of its financial statements and filings with the Commission, the absence of certain materially adverse changes or events affecting the Company, the absence of material litigation, the absence of material adverse changes with respect to its material contracts, real property, material assets and tangible property owned by the Company and its subsidiaries, certain tax matters, certain employee benefits and pension plan matters, certain labor matters, certain environmental matters, insurance, intellectual property, receipt of opinions of financial advisors, licenses and approvals, year 2000 readiness, the inapplicability of provisions of Article 13 of the TBCA, the absence of questionable payments, and the Company's relations with suppliers and customers; and (iii) by Parent as to the organization of Purchaser, the absence of material litigation, and financial capability. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

  Covenants

   The Merger Agreement contains various customary covenants of the parties. A description of certain of these covenants are as follows:

     Conduct of Business. Except as expressly permitted or contemplated by the Merger Agreement, the Company has agreed that it will, and will use its commercially reasonable best efforts to cause each of the Company's subsidiaries to, conduct operations in the ordinary and usual course of business consistent with past practice and use commercially reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them to the end that it is intended that the goodwill and ongoing businesses of the Company and any of its subsidiaries will be materially unimpaired at the Effective Time.

     In particular, except as otherwise permitted by the Merger
  Agreement, prior to the Effective Time, without the consent of Parent, which consent may not be unreasonably withheld or delayed by Parent as to matters other than those referred to in clause (p) below, the Company has agreed that it will not, and will cause each of the Company's subsidiaries not to:

      (a) amend or propose to amend their respective organizational documents; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by the Company's subsidiaries to other subsidiaries of the Company or to the Company;

      (b) (i) issue, sell, pledge or dispose of, or agree to, authorize or propose the issuance, sale, pledge or disposition of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights, agreements or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or
  (y) long-term debt other than as required by governing instruments relating thereto; or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal or budgeted salary increases, merit bonuses and annual bonuses, (ii) arrangements in connection with employee transfers, (iii) agreements with new employees, in the case of
  (i), (ii), or (iii), in the ordinary course of business consistent with past practice or (iv) agreements to pay bonuses to key employees for the purpose of retaining such employees through the Effective Date;

      (d) (i) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business consistent with past practice or as required to comply with changes in applicable law occurring after the date hereof or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase the compensation or fringe benefits of any director, officer or employee in any manner, or pay any benefit that, in any such case, is not required by any plan and arrangement as in effect prior to the date hereof;

      (e) make any commitment or enter into any material contract or agreement (including any agreement relating to the hiring of an individual as an employee or consultant) providing for expenditures by the Company in excess of $100,000, except in the ordinary course of business consistent with past practice;

      (f) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its subsidiaries;

      (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

      (h) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

      (i) make any material tax election or settle or compromise any material income tax liability;

      (j) pay, or agree to pay, in excess of $100,000 in connection with the settlement or compromise of any pending or threatened suit, action or claim;

      (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) as of May 31, 1999 of the Company incurred in the ordinary course of business consistent with past practice;

      (l) waive, redeem, amend or allow to lapse any material term or condition of any confidentiality or "standstill" agreement to which the Company or any of the Company's subsidiaries is a party;

      (m) (i) incur or assume any long-term or short-term indebtedness for borrowed money ("debt") or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company or any of its subsidiaries; (iii) make any loans, advances or capital contributions to, or, except for immaterial investments in the ordinary course of business consistent with past practice, investments in, any other person (other than to wholly owned subsidiaries of the Company or the Company, with respect to its subsidiaries, or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon except in the ordinary course of business consistent with past practices;

      (n) (i) sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company or any of its subsidiaries; or (ii) enter into any similar material commitment or transaction outside the ordinary course of business;

      (o) (i) except as disclosed by the Company in writing to Parent, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or any assets, for consideration in excess of $1,000,000 individually or in the aggregate; and (ii) authorize any capital expenditure or expenditures which, in the aggregate, are in excess of the amounts therefor set forth in the Company 1999 capital expenditures budget delivered to Parent prior to the date hereof; or

      (p) take or agree to take any of the foregoing actions or any action that is reasonably likely to result in any of its representations and warranties set forth in the Merger Agreement becoming untrue or incorrect.

     Access to Financial and Operational Information. Subject to compliance with applicable law, upon reasonable notice, the Company has agreed in the Merger Agreement that it will, and will use its commercially reasonable best efforts to cause each of its subsidiaries to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Company's subsidiaries. The Company has agreed to furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives financial and operating data as they may reasonably request; and will instruct and request the Company's directors, officers, employees, counsel and financial advisors to cooperate with Parent in its investigation of the Company and its subsidiaries' business. The Company has agreed to assist Parent in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger. All information so obtained will be governed by the Confidentiality Agreement dated September 9, 1999 between the Company and an affiliate of Parent (the "Confidentiality Agreement").

     No Solicitation; Other Offers. Until the termination of the Merger Agreement and except as expressly permitted by the following provisions, the Company has agreed that it will not, and that it will instruct (or where it has such power cause) each of its subsidiaries and each officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries not to, directly or indirectly, (i) solicit or initiate the submission of any Acquisition Proposal (as defined below) or of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries to facilitate, the submission of any Acquisition Proposal or the making of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (iv) agree to, approve or recommend any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described below).

     The Merger Agreement expressly provides that, despite the general provisions described in the preceding paragraph, the Company may nevertheless take or permit any action otherwise prohibited by clause (ii),
  (iii) or (iv) of the preceding paragraph in respect of any Acquisition Proposal (A) that the Company Board determines in good faith, after consultation with one or both of the Company Financial Advisors or any other independent, nationally recognized financial advisor, would, if accepted, constitute, or be reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement), if (B) prior to taking such action, the Company: (1) provides reasonable notice to Parent to the effect that it is taking such action; (2) has received from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement executed by an affiliate of Parent as of the date of its execution (and such person not to be released from the standstill obligations set forth therein solely due to the existence of the Merger Agreement or any modification of the Merger Agreement proposed by Parent); and (3) in the case of (x) any action to waive or release any obligation under any such confidentiality/standstill agreement not to purchase or offer to purchase shares of the Company's capital stock or options to purchase such shares or (y) any action to agree to, approve or recommend any Acquisition Proposal or to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality/standstill agreement), the Company Board has (I) received a written Superior Proposal, (II) has notified Parent in writing (a "Notice") that it intends to authorize such action (the Company being required to deliver a new Notice in respect of any revised Superior Proposal), attaching the most recent version (or draft) of such Superior Proposal to such Notice (which version (or draft) will be updated on a reasonably current basis), (III) during the five (5) business day (or, in the case of any Notice with respect to a particular third party other than the initial Notice with respect to such third party's Acquisition Proposal, two (2) business day) period after delivery of the Notice, the Company, in addition to any negotiations with the third party, has exercised its best efforts to negotiate with, and will have caused its respective financial and legal advisors to exercise their best efforts to negotiate with, Parent to attempt to make such adjustments in the terms and conditions of the Merger

  Agreement, the Offer and the Merger, as would enable the Company Board to determine in good faith that there is no longer a Superior Proposal as compared to the terms and conditions of the Merger Agreement, the Offer and the Merger after considering the results of such negotiations, and (IV) the Company Board concludes after considering the results of such negotiations, that the Superior Proposal giving rise to the Company's Notice continues to be a Superior Proposal.

     For purposes of the Merger Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company or any of its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     For purposes of the Merger Agreement, "Superior Proposal" means a written Acquisition Proposal on terms that the Company Board determines in its good faith judgment (after consultation with one or both of the Company Financial Advisors or any other independent, nationally recognized financial advisor) would, if accepted, be more favorable from a financial point of view to the Company's shareholders than the Offer and the Merger.

     The Company has agreed to notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions and the identity of the person making it) as promptly as reasonably practicable after receipt, and thereafter to inform Parent on a reasonably prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal. The Company has also, as agreed in the Merger Agreement, ceased and terminated, and instructed (or where it had such power caused) its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to cease and terminate, any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

     The Company has further agreed in the Merger Agreement that the Company Board will not withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless (i) a Superior Proposal is pending at the time the Company Board determines to take any such action, and (ii) the Company Board determines in good faith to approve or recommend such Superior Proposal (and in connection therewith, to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger).

     Indemnification and Insurance. For six years after the Effective Time, Parent is required by the Merger Agreement to cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries as provided in their respective charters and bylaws and as provided or permitted pursuant to any agreement or arrangement and with respect of acts or omissions occurring at or prior to the Effective Time. In the event any such claim or claims are asserted or made within such six year period, all rights to indemnification in respect to any such claim or claims will continue until disposition of any and all such claim or claims. The Surviving Corporation in the Merger, and Parent are also obligated to maintain or cause to be maintained in effect, for not less than six years from the Effective Time, the current policies of the directors' and officers' liability insurance maintained by the Company, or substitute policies of at least the same coverage, with respect to all matters, including the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time; provided that, in the event that any claim or claims are asserted or made within such six-year period, such insurance will be continued in respect of any such claim or claims until final disposition of any and all such claim or claims. These provisions are for the benefit of, and may be enforced by, each indemnified party, his or her heirs and his or her representatives.

     Retention and Severance Arrangements. From and after the Effective Time, the Merger Agreement requires the Surviving Corporation to honor all existing written retention and severance arrangements adopted by the Company or any of its subsidiaries for the benefit of any current or former officer, director or employee of the Company or any of its subsidiaries. These provisions are for the benefit of, and may be enforced by, each person covered by such arrangements, his or her heirs and his or her representatives.

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement has agreed to use its commercially reasonable best efforts promptly to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, subject to the requisite vote of shareholders of the Company (if required), including providing information and using its commercially reasonable best efforts to obtain promptly all necessary or appropriate waivers, consents and approvals, and to effect promptly all necessary registrations and filings (including filings under the HSR Act and similar provisions of the laws of Canada or Mexico). Parent has agreed to pay all costs and expenses, including, without limitation, all filing fees and counsel fees, incurred in connection with obtaining regulatory approvals under the HSR Act and similar provisions of the laws of Canada or Mexico.

     Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement.

  Conditions to the Offer

   See Section 14 for information regarding the conditions to the obligation of Purchaser to accept for payment, and to pay for, Shares pursuant to the Offer.

  Conditions to the Merger

   The Merger Agreement provides that the obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by Texas law, the Merger Agreement shall have been approved and adopted by the shareholders of the Company in accordance with such law; and (ii) no statute, rule, regulation, executive order, decree, injunction or restraining order will have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity, which prohibits the consummation of the transactions contemplated by the Merger Agreement (each party agreeing to use all commercially reasonable best efforts to have any such order, decree or injunction lifted).

  Termination

   The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company), but only:

      (a) by mutual written consent of the Boards of Directors of Parent and the Company,

      (b) by either Parent or the Company, if (i) the offer has not been consummated on or before January 31, 2000 (or March 31, 2000 if the only condition remaining unfulfilled at January 31, 2000 is approval by any required Governmental Entity, and Parent and the Company are continuing to seek to obtain such approval); (ii) any Governmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the Offer or the Merger, shall have determined not to grant its consent, and all appeals of such determination will have been taken and have been unsuccessful; or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment or decree shall have become final and nonappealable; provided however, that the right to terminate the Merger Agreement pursuant to the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such date;

      (c) by the Company, if Parent or Purchaser has failed to commence the Offer as provided in the Merger Agreement;

      (d) by Parent, if (i) there has been a breach by the Company of any representation or warranty set forth in the Merger Agreement (without giving effect to any materiality or Material Adverse Effect (as defined below) limitations contained in such representations or warranties), which has not been cured within ten business days following receipt by the Company of written notice of such breach and which breach, individually or in the aggregate together with all other breaches not so cured, would result in a Material Adverse Effect; (ii) there has been a material breach by the Company of any covenant or agreement set forth in the Merger Agreement, which breach has not been cured within ten business days following receipt by the Company of written notice of such breach; (iii) the Offer is terminated or expires in accordance with its terms as a result of the failure of any of the conditions to the Offer without Purchaser having purchased any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate pursuant to this clause (iii) is not available if Parent's or Purchaser's failure to perform any of its covenants or agreements under the Merger Agreement results in the failure of such condition; or (iv) the Company Board, whether or not permitted by the Merger Agreement, has withdrawn or modified in a manner adverse to Parent its approval or recommendation of the transactions contemplated by the Merger Agreement or recommended an Acquisition Proposal. However, the right to terminate the Merger Agreement pursuant to clause (i) or (ii) of the preceding sentence is not available to Parent if it, at the time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement; or

      (e) by the Company, if (i) there has been a breach by Parent of any representation or warranty set forth in the Merger Agreement (without giving effect to any materiality or Material Adverse Effect limitations contained in such representations or warranties), which has not been cured within ten business days following receipt by Parent of written notice of such breach and which breach, individually or in the aggregate together with all other breaches not so cured, would result in a Material Adverse Effect; (ii) there has been a material breach of any covenant, agreement or obligation of Parent or Purchaser to conduct or consummate the Offer as provided in the Merger Agreement; (iii) there has been a material breach by Parent of any other covenant or agreement set forth in the Merger Agreement, which breach is not cured within ten (10) business days following receipt by Parent of written notice of the breach; or (iv) prior to the consummation of the Offer,
  (A) the Company Board has determined in good faith that it is in the best interest of the Company's shareholders for the Company to terminate the Merger Agreement and to enter into an agreement with a third party with respect to or to consummate a Superior Proposal, (B) the Company Board has authorized the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement with a third party concerning a Superior Proposal, and the Company notifies Parent in writing (a "Termination Notice", which may, if applicable also be a Notice pursuant to the provisions described above under "--No Solicitation; Other Offers") that the Company intends to enter into such an agreement (the Company being required to deliver a new Termination Notice in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), attaching the most current version (or draft) of such agreement to such Termination Notice (which version (or draft) will be updated on a reasonably current basis), (C) during the five (5) business day (or, in the case of any Termination Notice with respect to a particular third party other than the initial Termination Notice with respect to such third party's Acquisition Proposal, two (2) business day) period after delivery of the Termination Notice, the Company, in addition to any negotiations with the third party, will use its best efforts to negotiate with, and will cause its respective financial and legal advisors to use their best efforts to negotiate with, Parent to attempt to make such adjustments in the terms and conditions of the Merger Agreement, the Offer and the Merger, in the terms and conditions of the Superior Proposal, as would enable the Company Board to determine in good faith that there is no longer a Superior Proposal as compared to the terms and conditions of the Merger Agreement, the Offer and the Merger after considering the results of such negotiations; and
  (D) the Company Board has concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to the Company's Termination Notice continues to be a Superior Proposal. However, the right to terminate the Merger Agreement pursuant to clause
  (i), (ii) or (iii) of the preceding sentence is not available to the Company if it, at the time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement. In addition, the Company may not effect any termination pursuant to clause (iv) above unless (x) prior thereto or concurrently therewith the Company pays to Parent in immediately available funds the Fee required to be paid as described below under "--Termination Fee and Expenses" and (y) such termination is within two (2) business days after the termination of the five (5) (or, if applicable, two (2)) business day period referred to in sub-clause (C) above.

   For purposes of the Merger Agreement, "Material Adverse Effect" means any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences is or would reasonably be expected to materially adversely impact (i) the financial condition, assets, properties or results of operations of such person or entity and its direct and indirect parents and subsidiaries, taken as a whole, other than any such adverse effects relating to general economic or market conditions or to the industry in which the Company operates or (ii) the ability of such person or entity to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

   If the Merger Agreement is terminated pursuant to any of these provisions, it will become void and of no effect, except for certain enumerated provisions relating to confidentiality, expenses and the Fee and Expenses described below under "--Termination Fee and Expenses" (if applicable), with no liability on the part of any party thereto, except for any breach of a party's covenants or obligations under the enumerated provisions. However, no party hereto will be relieved from liability for any willful or intentional breach of the Merger Agreement.

  Amendments and Waivers

   Any term or provision of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach or default in the performance will not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of the Merger Agreement and the Merger by the shareholders of the Company and prior to the Effective Time, the Merger Agreement may be amended or supplemented by the parties with respect to any of the terms contained in the Merger Agreement, except that following approval by the shareholders of the Company there will be no amendment or change to the provisions with respect to the Merger Consideration without further approval by the shareholders of the Company, and no other amendment will be made which by law requires further approval by such shareholders without such further approval.

  Termination Fee and Expenses

   Except as provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring those costs or expenses.

   Pursuant to the Merger Agreement, the Company has agreed to pay Parent in same-day funds a termination fee of $7.5 million (the "Fee") on the date of such termination if the Merger Agreement is terminated pursuant to the provisions described above in clause (iv) of paragraph (d) or clause (iv) of paragraph (e) under "--Termination".

   In the event that the Merger Agreement is terminated by Parent pursuant to the provisions described above in clause (i) of paragraph (d) under "-- Termination," then the Company will reimburse Parent and Purchaser's fees and out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby ("Expenses"), not to exceed $1.5 million in the aggregate, promptly upon receipt of requests for such reimbursement accompanied by invoices or other reasonable evidence of payment of such fees and out-of-pocket costs and expenses by Parent or Purchaser, and if within twelve (12) months after such termination a Company Acquisition (as defined in the Merger Agreement) occurs or the Company enters into an agreement to effect or publicly announces a plan or proposal to effect a Company Acquisition and at any time thereafter such Company Acquisition occurs, then the Company will immediately pay Parent the Fee less the actual amount of Expenses previously paid.

   For purposes of the Fee provisions of the Merger Agreement, a "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a third party of fifty percent (50%) or more of the assets of the Company and its subsidiaries, taken as a whole; (ii) the acquisition by a third party of fifty percent (50%) or more of the outstanding shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock that would constitute fifty percent (50%) or more of the outstanding shares of Common Stock upon such conversion or exchange, or any combination of the foregoing; (iii) the acquisition by the Company of the assets or stock of a third party if, as a result of which, the outstanding shares of the Common Stock immediately prior thereto are increased by one hundred percent (100%) or more; or (iv) the merger, consolidation or business combination of the Company with or into a third party, where, following such merger, consolidation or business combination, the shareholders of the Company immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

   If the Merger Agreement is terminated by Parent pursuant to the provisions described above in clause (iii) of paragraph (d) under "--Termination" due to the Minimum Condition not being satisfied and after an Acquisition Proposal has been commenced or publicly announced and either (i) that third party's Acquisition Proposal results in that party consummating a Company Acquisition or (ii) within twelve (12) months after such termination, the Company enters into an agreement to effect or publicly announces a plan or proposal to effect a Company Acquisition that has a value per share of Common Stock at the time of the agreement or announcement that is greater than the Offer Price, then the Company will immediately pay Parent the Fee.

   Under no circumstances will the Fee or Expenses be payable by the Company more than once (if at all). Any Fee and Expenses paid by the Company will reduce any amounts otherwise payable by the Company to Parent or Purchaser hereunder, including by reason of any breach of the Merger Agreement or any representation, warranty, covenant or agreement herein or hereunder.

  Certain Other Agreements.

  Option Agreement

   The following summary of the Option Agreement does not purport to be complete and is qualified by reference to the text of the Option Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Shareholders of the Company are urged to read the Option Agreement in its entirety.

   Pursuant to the Option Agreement, the Company granted to Purchaser an irrevocable option (the "Short Form Merger Option") to purchase up to that number of newly issued shares of Common Stock (the "Short Form Merger Option Shares") equal to the number of shares that, when added to the number of Shares owned by Purchaser and its affiliates immediately following Purchaser's purchase of all Shares purchasable pursuant to the Offer (including under any extension of the Offer), shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Short Form Merger Option Shares) for a cash consideration per Short Form Merger Option Share equal to the Offer Price; provided, however, that in no event shall the number of Short Form Merger Option Shares for which the Short Form Merger Option is exercisable exceed 10% of the issued and outstanding shares of Common Stock.

   The Short Form Merger Option may be exercised by Purchaser at any time during the two business days following, and will become exercisable upon, the date of acceptance for payment by Purchaser of all Shares purchasable pursuant to the Offer (including under any extension of the Offer) in accordance with the terms of the Merger Agreement.

   The Option Agreement provides that it shall terminate upon the first to occur of (i) the termination of the Merger Agreement, (ii) the Effective Time and (iii) the failure of Purchaser to exercise the Short Form Merger Option during the period in which it is exercisable as set forth above.

  Shareholders' Agreement

   The following summary of the Shareholders' Agreement does not purport to be complete and is qualified by reference to the text of the Shareholders' Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Shareholders of the Company are urged to read the Shareholders' Agreement in its entirety.

   As an inducement and a condition to Parent and Purchaser's entering into the Merger Agreement and incurring the obligations therein, the Shareholders who have voting power and dispositive power with respect to an aggregate of 4,067,412 Shares, representing approximately 56% of the Shares outstanding on November 14, 1999, entered into a Shareholders' Agreement concurrently with the execution and delivery of the Merger Agreement. The Shareholders are Leonard J. Bruce, Bruce Partners Ltd., a Texas limited partnership, and Bruce Interests, a Texas general partnership. Each of the Shareholders has agreed
(i) to validly tender and sell each Shareholder's shares of Common Stock in accordance with the terms of the Offer, as set forth in the Merger Agreement;
(ii) to vote each Shareholder's shares of Common Stock (x) in favor of the Merger Agreement, (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (z) against the following actions: (A) any extraordinary corporate transaction; (B) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries (C) any change in the present capitalization of the Company; (D) any change in directors constituting a majority of the Company's Board of Directors; (E) any other action that would impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement; and (iii) that such Shareholder will not enter into any agreement with any person that would be inconsistent with or a violation of the provisions of the Shareholders' Agreement.

   Each of the Shareholders has agreed that, prior to the termination of the Shareholder Agreement pursuant to its terms, each Shareholder will not, without the prior consent of Parent and Purchaser: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares, or any interest therein, (ii) grant any proxies or powers of attorney, deposit any of such Shareholder's Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of such Shareholder's Shares, or (iii) take any action that would make any representation or warranty of such Shareholder contained in the Shareholders' Agreement untrue or incorrect or result in a breach by such Shareholder of such Shareholder's obligations under the Shareholders' Agreement.

   In addition, each Shareholder (a) has waived any rights of appraisal or rights to dissent from the Merger that such Shareholder may have; (b) has agreed that he will not, and will instruct such Shareholder's representatives not to, take any action which, if taken by the Company, would constitute a violation of the non- solicitation provisions described above under "--No Solicitation; Other Offers"; (c) will not request that the Company register the transfer (book-entry or otherwise) of any certificate or certificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with the Shareholders' Agreement; and (d) will cooperate with the Company to fulfill such Shareholder's obligations, if any, under the HSR Act with respect to the transaction contemplated by the Merger Agreement. In addition, each Shareholder, Parent and Purchaser has agreed to execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the tender of each Shareholder's Shares by such Shareholder.

   The Shareholders' Agreement shall terminate on the first to occur of: (i) purchase of the Shareholders' Shares pursuant to the Offer; (ii) the Effective Time; (iii) the termination of the Merger Agreement by any party thereto in accordance with its terms; (iv) Purchaser's failure to commence the Offer within five (5) business days following the date of the initial public announcement of the execution of the Merger Agreement; (v) the termination or expiration of the Offer without Purchaser's having accepted for payment and paid for all shares of Common Stock tendered pursuant thereto, provided that each Shareholder's right to terminate pursuant to clause (vi) will not be available to the Shareholder if such Shareholder is then in material breach of the Shareholders' Agreement and such breach has been the proximate cause of the Offer having so expired or having been so terminated; (vii) any modification of any term or condition of the Offer as to which prior written consent of the Company is required under "--The Offer" (whether or not such consent is obtained); and (viii) the applicable date set forth in the Merger Agreement.

  Guarantee

   The following is a summary of material provisions of the guarantee (the "Guarantee") dated November 14, 1999 executed by Hagemeyer in favor of the Company, the complete text of which is filed as an exhibit to the Schedule 14D-1. This summary is qualified in its entirety by reference to the Guarantee, which is incorporated herein by reference thereto. Shareholders of the Company are urged to read the Guarantee in its entirety.

   As an inducement to the Company to enter into, and consummate the transactions contemplated by, the Merger Agreement, Hagemeyer has unconditionally, absolutely and irrevocably guaranteed to the Company and any third party beneficiaries under the Merger Agreement (to the extent of their third party beneficiary rights thereunder) the full and punctual payment and performance of all covenants, agreements, obligations and liabilities of Parent, Purchaser and the Surviving Corporation contained in the Merger Agreement or in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Guarantee is a guarantee of payment and performance and not collectibility. Hagemeyer has waived diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding for and against Parent, Purchaser or the Surviving Corporation, protest, notice and all demands whatsoever in connection with the performance of its obligations under the Guarantee.

   Hagemeyer also agreed to perform certain covenants set forth in the Merger Agreement as if it were a party thereto and to cooperate with Parent and Purchaser to fulfill their obligations under the HSR Act with respect to the transactions contemplated by the Merger Agreement. Hagemeyer also agreed, in its capacity as ultimate parent entity of the Parent, to cause Parent in its capacity as sole shareholder of Purchaser to approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby. Hagemeyer submitted to the exclusive jurisdiction of the state civil district court in and for Harris County in the State of Texas (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in Harris County in the State of Texas), for purposes of any action arising from, relating to, or growing out of the guarantee and acknowledged that service or delivery to its agent for service of process shall constitute good and sufficient service.

  Confidentiality Agreement

   The Company and an affiliate of Parent are parties to the Confidentiality Agreement which contains customary terms, including standstill provisions and restrictions on solicitations by Parent of certain employees of the Company. The foregoing description of the Confidentiality Agreement is qualified in its entirety by reference thereto. The Confidentiality Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is incorporated herein by reference. Shareholders of the Company are urged to read the Confidentiality Agreement in its entirety.

12.Plans for the Company; Other Matters.

   Plans for the Company. If, as and to the extent that Purchaser acquires control of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, Articles of Incorporation, By-laws, capitalization, management or dividend policy.

   Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to exercise promptly its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. Parent will exercise such rights by causing the Company to elect to the Company Board the following individuals: Richard J. Higgerson, David G. Gundling, Peter Th. M. Koomen, and Allen D. Altman. Information with respect to such directors is contained in Schedule I hereto and in Annex A to the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded down to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates at such time. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

   Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

   Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, none of Purchaser, Parent or Hagemeyer has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

   Other Matters.

   Shareholder Approval. Under the TBCA, the approval of the Company Board and (subject to the short-form merger (as defined herein) provisions described below) the affirmative vote of the holders of two thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders, if required, in accordance with the TBCA. The Company Board has approved the Merger Agreement for purposes of Part Five of the TBCA (related solely to mergers), and the Company has represented to Parent and Purchaser that the Company Board has taken actions sufficient to render the restrictions on certain business combinations contained in Part Thirteen of the TBCA inapplicable to the Merger Agreement and the transactions contemplated thereby. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the TBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two thirds of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. Assuming that the Minimum Condition is satisfied, Parent, Purchaser and Parent's other subsidiaries will acquire in the aggregate at least two thirds of the Shares entitled to vote on the approval of the Merger and the Merger Agreement and will have the ability to effect the Merger without the affirmative votes of any other shareholders.

   Short-Form Merger. Article 5.16 of the TBCA provides that if a corporation owns at least 90% of the outstanding shares of each class of stock of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the shareholders of the Company, subject to compliance with the provisions of Article 5.16 of the TBCA. Additionally, if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may extend the Offer for one additional period not to exceed an aggregate of ten business days (but not beyond the Termination Date), notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, in order to obtain tenders of a sufficient number of additional Shares to allow it to effect a short-form merger. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could exercise the option described above in Section 11 and could also seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. Parent presently intends to effect a short-form merger if permitted to do so under the TBCA.

  Appraisal Rights of Shareholders Dissenting from the Merger

   The Company's shareholders have no dissenters' rights of appraisal with regard to the Offer, but could have such rights with regard to the Merger if they do not accept the Offer. The rights of holders of shares of Common Stock to dissent from the Merger are governed by Sections 5.11-5.13 and 5.16 of the TBCA. Under that statute, a holder of Common Stock as of the record date for determination of shareholders entitled to notice of the Merger (or the meeting to vote on the Merger, if applicable), who files a written objection to the Merger, who has not voted in favor of the Merger, and who has made a demand for compensation within the specified period applicable under the TBCA, could be entitled, as an alternative to receiving the consideration offered in the Merger for Common Stock, to a judicial determination of the fair value of the holder's Common Stock. In order to obtain such a judicial determination, a dissenting shareholder would also, if the Surviving Corporation did not do so, be required to file the required petition in a court of competent jurisdiction in the county in which the principal office of the Company is located, asking for a finding and determination of the fair value of the dissenting shareholder's shares of Common Stock. After a hearing on the petition, the court would determine the dissenting shareholders who have complied with the provisions of the TBCA relating to dissenters' rights and have become entitled to the valuation of and payment for their shares of Common Stock, and would appoint one or more qualified appraisers to determine that value.

   After receipt of the appraiser's report, the court would determine the fair value of the shares of Common Stock held by the dissenting shareholders entitled to payment and would direct the payment of that value by the Company, as the Surviving Corporation in the Merger. Upon payment of the judgment to the dissenting shareholders, the dissenting shareholders would cease to have any interest in their shares. In the absence of fraud in the transaction, the remedy provided by the provisions of TBCA relating to dissenters' rights of a shareholder objecting to the Merger would be the exclusive remedy for the value of shares of Common Stock or money damages to such shareholder with respect to the Merger.

   THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE TBCA. FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUCH PROVISIONS MAY RESULT IN A LOSS OF SUCH RIGHTS.

   The foregoing description of certain provisions of TBCA is not complete and is qualified in its entirety by reference to the TBCA.

  Going Private Transactions

   The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or (b) such Merger is consummated within one year after the purchase of the Shares pursuant to the Offer and such Merger provided for shareholders to receive cash for their Shares in an amount at least equal to the Offer Price.

If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13.Dividends and Distributions.

   Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in cash or property in respect of its capital stock or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe for any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase, cancel, or redeem any such shares prior to the consummation of the Merger.

14.Conditions to the Offer.

   Notwithstanding any other provision of the Offer, Purchaser will be required to accept for payment and, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any and all Shares tendered, unless:

    (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, constitutes at least two thirds of the Shares outstanding on a fully diluted basis; or

     (ii) any applicable waiting periods under the HSR Act (or similar provisions of the laws of Canada or Mexico) applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated prior to the expiration of the Offer; or

      (iii) at any time on or after November 14, 1999 and before acceptance for payment of such Shares any of the following events shall occur and be continuing:

    (A) any U.S. or foreign governmental entity or any foreign, federal, state or local court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (other than the application to the Offer and the Merger of applicable waiting periods under the HSR Act (or similar provisions of the laws of Canada or Mexico)) which is in effect and which (1) prevents or prohibits consummation of the Offer or the Merger, (2) prohibits or limits the ownership or operation by the Company, Parent or any of their affiliates or subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries, (3) imposes material limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to hold or to exercise effectively full rights of ownership of the Shares, including, without limitation, the right to vote the Shares, acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (4) requires divestiture by Parent, Purchaser or any other affiliate of Parent of the Shares, or (5) requires Parent, the Company or any of their respective affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking, except in the case of clauses (2), (3), (4) and (5) for any prohibition, limitation or requirement which would not, individually or in the aggregate materially and adversely affect the economic or business benefits to Parent and its affiliates of the transactions contemplated by the Merger Agreement or the ability of Parent or the Surviving Corporation to conduct its business substantially in the manner such business is being conducted as of November 14, 1999; or

    (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality or Material Adverse Effect (as defined in the Merger Agreement) limitations contained therein) shall fail to be true and correct when made and as of the date of the consummation of the Offer as though made on and as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) and the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has or would result in a Material Adverse Effect on the Company; or

    (C) the Company shall not have performed or complied in all material respects with its obligations, agreements or covenants under the Merger Agreement to be performed or complied with by it; or

    (D) the Merger Agreement shall have been terminated in accordance with its terms; or

    (E) except as to matters disclosed in the Company SEC Reports (as defined in the Merger Agreement) filed prior to the date of the Merger Agreement, there shall have occurred a material adverse change in the financial condition or results of operations of the Company and its subsidiaries taken as a whole; or

    (F) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the counter market in the United States (other than shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) for a continuous period of five (5) days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any U.S. or foreign governmental entity on the extension of credit by banks or other lending institutions in the United States, (4) a commencement of a war or armed hostilities or other national calamity directly involving the United States, Canada or Mexico and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent and its subsidiaries, or the Company and its subsidiaries, all taken as a whole, or (5) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof.

Parent and Purchaser will not be required to consummate the Offer if any of the foregoing conditions to the Offer is not satisfied or waived (as permitted under the Merger Agreement) and, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than any action or inaction by Parent or Purchaser constituting a breach of the Merger Agreement) giving rise to any condition, such condition makes it inadvisable to proceed with such acceptances for payment or such payments.

15.Certain Legal Matters.

   General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for a statement of the conditions to the Offer, including conditions with respect to governmental actions.

   State Takeover Laws and Texas Business Combination Law. Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, although in the Merger Agreement, the Company has represented that the Company Board has taken actions sufficient to render
Section 13 of the TBCA inapplicable to the Merger Agreement and the transactions contemplated thereby. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

   Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Texas will by their terms apply to the Offer, and, except as set forth above with respect to Part Thirteen of the TBCA, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

   Parent and Hagemeyer filed its Notification and Report Form with respect to the Offer under the HSR Act on November 19, 1999. Assuming that the Company complies with its filing requirements under the HSR Act, the waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on December 3, 1999, the fifteenth day after the date Parent's and Hagemeyer's form was filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   The FTC and the DOJ frequently scrutinize the legality under the U.S. Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the U.S. Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the U.S. Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Hagemeyer and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the U.S. Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for a statement of the conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   As used in this Offer to Purchase, "U.S. Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

   The Company has informed Purchaser that the Company, through a 50% owned affiliate, conducts certain operations in Mexico. The Merger would therefore be subject to the Federal Law of Economic Competition (Ley Federal de Competencia Economica) (the "FLEC") and the Merger constitutes a "concentration" (i.e., merger) subject to review by the Mexican Federal Competition Commission (Comision Federal de Competencia) (the "MFCC"). A notification must be filed with the MFCC in connection with the Offer and the Merger before consummation of the Merger. Parent intends to make the necessary notification under the FLEC as soon as practicable. The Merger may be consummated after filing the necessary notification; however, the MFCC must ultimately issue a favorable final ruling which could possibly contain certain conditions relating to the Mexican part of the Merger. The imposition of conditions by the MFCC would, however, be unlikely since Purchaser does not have a presence in Mexico and since it is not expected that the Merger will create any anticompetitive conditions regulated by the FLEC. Under the FLEC, the substantive test for a non-challenging or conditioning resolution is whether the notified merger diminishes, damages, or impedes the competition process by granting power to the acquiror to, inter alia, unilaterally fix prices or to substantially restrict output in the relevant market, by displacing other economic agents out of the market or impeding access to the relevant market, and by substantially allowing parties to incur in monopolistic practices. Once the notification is filed, the MFCC has an initial maximum term of 45 calendar days from the date the notification is filed or the date in which additional information requested by the MFCC is filed, to issue a final ruling on the matter. In extraordinary circumstances, this period may be extended by the Chairman of the MFCC for an additional 60 calendar days if the transaction in question requires additional analysis or review by the MFCC.

   If the parties learn, based on information which subsequently becomes available to them, that the Offer is a "notifiable transaction" for purposes of Part IX of the Competition Act (Canada), they will proceed to make the required pre-merger notification filing as soon as it is practicable. The Company has informed Purchaser that the Company conducts certain operations in Canada. The Offer and the Merger would therefore be subject to the provisions of the Competition Act (Canada), which require pre-merger notification for certain transactions. In the event that such a notification is required, a statutory waiting period of seven or 21 days (depending on whether a short or long form is used) following the making of the filing would apply prior to which the transaction could not be completed. These minimum statutory waiting periods will be extended to 14 and 42 days, respectively, under draft regulations which are expected to be proclaimed into force by the Canadian government by the end of 1999. Parent and Purchaser believe that the Offer is not a "notifiable transaction" for purposes of Part IX of the Competition Act (Canada) and that no pre-merger notification is required in Canada in connection with the Offer and the Merger.

   However, at any time before or within three years after the completion of the Offer or the Merger, and notwithstanding the expiry of any applicable waiting period under the Competition Act (Canada), the Commissioner of Competition could take action under the Competition Act (Canada) to seek to enjoin, modify or dissolve the Merger if it would be likely to prevent or lessen competition substantially. Hagemeyer, Parent and Purchaser believe that the Merger is not likely to prevent or lessen competition substantially. Nevertheless, there can be no assurance that a challenge of the Merger will not be made in Canada at any time before or within three years from consummation or, if such a challenge is made, what the result would be.

16.Fees and Expenses.

   Hagemeyer and Parent have engaged Deutsche Bank Securities Inc. ("Deutsche Bank") to act as financial advisor and Dealer Manager in connection with the Offer and the Merger. Hagemeyer has agreed to pay Deutsche Bank compensation for its services as Dealer Manager and financial advisor in connection with the Offer and the Merger as follows: (i) a retainer fee of $100,000 upon the execution of the engagement letter with Deutsche Bank; (ii) an announcement fee of $300,000 upon the commencement of a tender offer or the execution of a definitive agreement for the acquisition of the Company; and (iii) in the event an acquisition of the Company is consummated, a transaction fee of 1.0% of the aggregate consideration payable in the acquisition (including indebtedness and certain other liabilities repaid, retired or assumed in connection with the acquisition) reduced by the amount of any previously paid retainer fee and announcement fee. In the event a transaction is not consummated but Hagemeyer receives a break-up or similar fee, Hagemeyer will pay Deutsche Bank a fee of 20% of such break-up or similar fee. Parent and Hagemeyer have also agreed to reimburse Deutsche Bank for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Deutsche Bank and certain related persons against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws.

   Purchaser and Parent have retained ChaseMellon Consulting Services, L.L.C. to serve as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

   Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.Miscellaneous.

   Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                        SHIELD ACQUISITION CORP.

                                        November 19, 1999

                                                                     SCHEDULE I

 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT,
            HAGEMEYER AND PURCHASER DESIGNEES TO THE COMPANY BOARD

   1. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is c/o Hagemeyer P.P.S. North America, Inc., 100 Galleria Parkway, Suite 1120, Atlanta, Georgia 30339. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Purchaser, or the organization indicated, for the past five years.
                               Present Principal Occupation or Employment;
                               Material Positions Held During the Past Five
                               Years

   Name

  David G. Gundling........    Mr. Gundling has been a member of the Board of
                               Directors, President and Chief Executive
                               Officer of Purchaser since its organization in November 1999. Mr. Gundling has been a member of the Board of Directors, President and Chief
                               Executive Officer of Parent since October 1999.
                               He has also served as President and Chief
                               Executive Officer of Hagemeyer Holdings, Inc.
                               since May 1999 and Hagemeyer Electrical and
                               Electronics Supply Company, Inc. since November
                               1999. Mr. Gundling also serves as a member of the Board of Directors of Hagemeyer Holdings,
                               Inc. Prior to serving in these positions, Mr.
                               Gundling served as President and Chief
                               Executive Officer of Hagemeyer Foods (N.A.),
                               Inc. beginning in February 1997. Prior to joining Hagemeyer, Mr. Gundling was the President and Chief Operating Officer for Super
                               Rite Foods, Inc. and he served as a member of the Board of Directors of Super Rite
                               Corporation until 1995.

  Richard J. Higgerson.....    Mr. Higgerson has been a member of the Board of
                               Directors of Purchaser since November 1999 and has been Chairman of the Board of Directors of Parent since October 1999. Mr. Higgerson was appointed to the Board of Management of Hagemeyer in April 1994. In April 1999, he retired as a member of the Board of Management and returned to his home country of the United
                               States of America where he continues to assist
                               Hagemeyer in a non-executive capacity.

  I.H.H.J.M. Manders.......    Mr. Manders has been a member of the Board of
                               Directors of Purchaser since November 1999 and has served as a member of the Board of Directors of Parent since October 1999. He was appointed as Secretary and Treasurer of Parent in November 1999. Mr. Manders is Corporate
                               Secretary of Hagemeyer.

   2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Hagemeyer P.P.S. North America, Inc., 100 Galleria Parkway, Suite 1120, Atlanta, Georgia 30339. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.
                               Present Principal Occupation or Employment;
                               Material Positions Held During the Past Five
                               Years

   Name

   David G. Gundling.........  See biographical information for Mr. Gundling set forth above.

   Richard J. Higgerson......  See biographical information for Mr. Higgerson set forth above.

   I.H.H.J.M. Manders .......  See biographical information for Mr. Manders set forth above.

   3. Directors and Executive Officers of Hagemeyer. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each person holding a position with Hagemeyer equivalent to that of a director or executive officer. Unless otherwise indicated, each such person is a citizen of the Netherlands, and the business address of each such person is c/o Hagemeyer N.V., Rijksweg 69, 1410 AC Naarden, the Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Hagemeyer. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Hagemeyer, or the organization indicated, for the past five years.
                               Present Principal Occupation or Employment;
                               Material Positions Held During the Past Five
                               Years

   Name

   E. J. van der Hagen.......  Mr. van der Hagen is Chairman of the
                               Supervisory Board and has served on the
                               Supervisory Board since 1984. Mr. van der Hagen has been Chairman of the Supervisory Board of Verenigde Bedrijven Nutricia in Zoetermeer since 1992.

   P. A. W. Roef.............  Mr. Roef is the Vice Chairman of the
                               Supervisory Board and has served as a member of the Supervisory Board since 1980. Mr. Roef also serves as Chairman of the Supervisory Board of Pook & Cloppenburg N.V., VNU B.V. and Parcom B.V. Mr. Roef also serves as a member of various other Supervisory Boards. Mr. Roef served as Chairman of the Board of Management of Gamma Holding N.V. from 1975 until 1995.

   T.Y. Yasuda...............  Mr. Yasuda is a United States citizen and has been a member of the Supervisory Board since
                               1986. Mr. Yasuda is an Executive Director of
                               First Pacific Company Ltd. and has been
                               associated with the First Pacific Group of companies since 1983.

   P. J. Kalff...............  Mr. Kalff has been a member of the Supervisory
                               Board since 1994. Mr. Kalff has been Chairman of the Board of Management of ABN AMRO Bank N.V. since 1994. He also serves as a member of various other Supervisory Boards.

   W. F. Th. Corpeleijn......  Mr. Corpeleijn has been a member of the
                               Supervisory Board since 1998. Mr. Corpeleijn has been a partner of Stibbe Sinmont Monahan Duhot since 1980. He also serves as a member of various other Supervisory Boards.

   D. G. Eustace.............
                               Mr. Eustace is a British and Canadian citizen and has been a member of the Supervisory Board since April 1999. Mr. Eustace has served as Vice Chairman of the Board of Management and Group Management Committee of Philips Electronics N.V. since 1997. Prior thereto, Mr. Eustace served as Executive Vice President of Philips Electronics N.V. from 1992 until 1997. Mr. Eustace also serves as a member of various Supervisory Boards.

   Rob ter Harr..............  Mr. ter Haar was appointed to the Supervisory
                               Board and Chairman of the Board of Management in April 1999. Mr. ter Harr joined Hagemeyer in January 1999 as Advisor to the Board of Management. Prior thereto, Mr. ter Haar served as Chairman of the Board of Management of De Boer Unigro N.V. from 1997 until 1999, and as Chairman of the Board of Management of Unigro N.V., a predecessor to De Boer Unigro N.V. from 1993 until 1997.

   Hendrik J. de Graaf.......  Mr. de Graaf has been a member of the Board of
                               Management since 1994. Since joining Hagemeyer in 1990, Mr. De Graaf has been responsible for the Hagemeyer Group's electrotechnical materials distribution activities and the international expansion of this product category.

   James H. Riddell..........  Mr. Riddell is a British citizen and has been a member of the Board of Management since 1996. Mr. Riddell joined Hagemeyer in 1995 as Chief Financial Officer. Prior thereto, Mr. Riddell served as Group Finance Director of Hammerson plc in the United Kingdom. Mr. Riddell is a member of the Supervisory Board of Ceteco N.V., a company within the Hagemeyer Group.

   Anthony A. B. Teves.......  Mr. Teves has been a member of the Board of
                               Management since 1991. Mr. Teves' principal area of responsibility is corporate development. Mr. Teves holds positions on Supervisory Boards of several companies within the Hagemeyer Group, including Ceteco N.V. Mr. Teves is a director of Groenwoudt Groep B.V.

   Henk Ph. Ingwersen........  Mr. Ingwersen has been a member of the Board of
                               Management since April 1998. Prior thereto, Mr. Ingwersen served as Advisor to the Board beginning in January 1998. Prior to joining Hagemeyer, Mr. Ingwersen served as a member of the Board of Management of A.R.M.-Stokvis B.V. from 1995 to 1998 and as a member of the Board of Management of HLC Ltd. Hong Kong from 1994 to 1995.

   G. L. Pickles.............  Mr. Pickles is an Australian citizen and has been a member of the Board of Management since April 1999. As of January 1999, Mr. Pickles has management responsibility for Hagemeyer's activities in the Asia-Pacific region. Mr. Pickles served as Chief Executive Officer of Tech Pacific Group from 1990 until 1999.

   I.H.H.J.M. Manders .......  See biographical information for Mr. Manders set forth above.

    4. Purchaser Designees to the Company Board. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each person who the Purchaser intends to designate for election to the Company Board if the Minimum Condition is satisfied. Unless otherwise indicated, each such person is a citizen of the Netherlands, and the business address of each such person is c/o Hagemeyer N.V., Rijksweg 69, 1410 AC Naarden, the Netherlands. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at the organization indicated, for the past five years.

                               Present Principal Occupation or Employment;
                               Material Positions Held During the Past Five
                               Years

   Name


   Richard J. Higgerson        See biographical information for Mr. Higgerson
                               set forth above.

   David G. Gundling           See biographical information for Mr. Gundling
                               set forth above. Mr. Gundling is a U.S. citizen and his business address is c/o Hagemeyer
                               P.P.S. North America, Inc., 100 Galleria
                               Parkway, Suite 1120, Atlanta, Georgia 30339.

   Peter Th. M. Koomen         Mr. Koomen has served as a member of the Board
                               of Directors of Hagemeyer Holdings, Inc. since
                               May 1999. Mr. Koomen has been a member of the Board of Directors of Stichting Pensioenfunds
                               Sagittarius, the Hagemeyer Company Pensionfund, since January 1998. He has also been Group Tax
                               Director of Hagemeyer N.V. since April of 1995.
                               Prior to joining Hagemeyer in 1995, Mr. Koomen was General Tax Counsel of Group 4 Securitas
                               International B.V.

   Allen D. Altman             Mr. Altman is a founding shareholder of Altman,
                               Kritzer & Levick, P.C., an Atlanta-based law firm established in 1974. Mr. Altman is a U.S.
                               citizen and his business address is c/o Altman, Kritzer & Levick, P.C., 6400 Powers Ferry Road,
                               N.W., Suite 224, Atlanta, Georgia 30339.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                   By Hand:                By Overnight:
                            Reorganization Department Reorganization Department
Reorganization Department         120 Broadway           85 Challenger Road
       PO Box 3301                 13th Floor             Mail Stop--Reorg
South Hackensack, NJ 07606     New York, NY 10271     Ridgefield Park, NJ 07660

          Facsimile (for eligible institutions only): (201) 296-4293

              Confirm facsimile by telephone ONLY: (201) 296-4860

   Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          Consulting Services, L.L.C.

                       450 West 33rd Street, 14th Floor
                           New York, New York 10001
                 Banks and Brokers Please Call (212) 273-8083
                   All Others Call Toll-Free (877) 698-6869

                     The Dealer Manager for the Offer is:
                           Deutsche Banc Alex. Brown

                         Deutsche Bank Securities Inc.
                              31 West 52nd Street
                           New York, New York 10019
                         Call Toll-Free (877) 305-4919